Exhibit 8

REPUBLIC OF TURKEY

MINISTRY OF TREASURY AND FINANCE

CONSENT

February 27, 2020

I, Mustafa TURAN, Director General of Debt Office, Ministry of Treasury and Finance of the Republic of Turkey, hereby consent to the reference to my name, in my official capacity as Director General of Debt Office under the caption “Official Statements” in the Prospectus of the Republic of Turkey included in the Registration Statement filed by the Republic of Turkey with the United States Securities and Exchange Commission.

[Signature Page Follows]

THE REPUBLIC OF TURKEY

By:	/s/ Mustafa TURAN
Mustafa TURAN
Director General
Debt Office,
Ministry of Treasury and Finance of the Republic of Turkey

[Signature Page to Consent of the Director General of Debt Office]